EXECUTION VERSION

MASTER REPURCHASE AGREEMENT Dated as of May 30, 2013 Between: CITIBANK, N.A., as Buyer and ZFC TRUST, as Seller

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND ACCOUNTING MATTERS	1
3.	THE TRANSACTIONS	17
4.	PAYMENTS; COMPUTATION; COMMITMENT FEE	20
5.	TAXES; TAX TREATMENT	21
6.	MARGIN MAINTENANCE	22
7.	INCOME PAYMENTS	23
8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT	24
9.	CONDITIONS PRECEDENT	26
10.	RELEASE OF PARTICIPATION INTERESTS	30
11.	RELIANCE	31
12.	REPRESENTATIONS AND WARRANTIES	31
13.	COVENANTS OF SELLER	37
14.	REPURCHASE DATE PAYMENTS	45
15.	REMOVAL OF PARTICIPATION INTERESTS	46
16.	PROGRAM MANAGER	46
17.	ACCELERATION OF REPURCHASE DATE	46
18.	EVENTS OF DEFAULT	47
19.	REMEDIES	49
20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	52
21.	NOTICES AND OTHER COMMUNICATIONS	52
22.	USE OF EMPLOYEE PLAN ASSETS	52
23.	INDEMNIFICATION AND EXPENSES	53
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	54
25.	REIMBURSEMENT	54
26.	FURTHER ASSURANCES	54
27.	SEVERABILITY	54
28.	BINDING EFFECT; GOVERNING LAW	54
29.	AMENDMENTS	55
30.	RESERVED	55
31.	SURVIVAL	55
32.	CAPTIONS	55
33.	COUNTERPARTS; ELECTRONIC SIGNATURES	55
34.	SUBMISSION TO JURISDICTION; WAIVERS	55
35.	WAIVER OF JURY TRIAL	56
36.	ACKNOWLEDGEMENTS	56
37.	RESERVED	56
38.	ASSIGNMENTS; PARTICIPATIONS	56
39.	SINGLE AGREEMENT	57
40.	INTENT	57
41.	CONFIDENTIALITY	58
42.	SERVICING	58
43.	PERIODIC DUE DILIGENCE REVIEW	59
44.	SET-OFF	60
45.	ENTIRE AGREEMENT	60

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SCHEDULES

SCHEDULE 1	Representations and Warranties re: Loans and the Purchased Certificate

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Subsidiaries

SCHEDULE 4	Indebtedness

EXHIBITS

EXHIBIT A-1	Form of Monthly Compliance Certification for Seller

EXHIBIT A-2	Form of Monthly Compliance Certification for Guarantor

EXHIBIT B	Reserved

EXHIBIT C	Form of Confidentiality Agreement

EXHIBIT D	Form of Instruction Letter

EXHIBIT E	Form of Officer’s Certificate

EXHIBIT F	Form of Security Release Certification

EXHIBIT G	Notices

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       MASTER REPURCHASE AGREEMENT, dated as of May 30, 2013, between ZFC TRUST, a Maryland real estate investment trust as seller (the “Seller”) and CITIBANK, N.A., a national banking association as buyer (“Buyer”).

1. APPLICABILITY

       On the date hereof (the “Initial Purchase Date”), Buyer shall, upon the terms and conditions set forth herein, purchase the beneficial interest certificate (the “Purchased Certificate”) representing the ownership in ZFC Trust Grantor Trust Holdings Pass Through Trust I (the “Pass-Through Trust”), the initial asset of which, as of the date hereof, consists of the beneficial interest certificate representing the ownership in ZFC Trust Whole Loan Grantor Trust I (“Grantor Trust I”), the assets of which consist of Participation Interests in Eligible Loans, against the transfer of funds by Buyer in an amount equal to the Purchase Price, with a simultaneous agreement by Buyer to transfer to Seller the Purchased Certificate at a date certain, against the transfer of funds by Seller, in an amount equal to the Repurchase Price (the “Initial Transaction”). Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, from time to time, upon the request of the Seller and subject to the terms and conditions set forth herein, enter into transactions in which Seller transfers either (i) additional beneficial interest certificates (each such beneficial interest certificate, including the beneficial interest certificate in Grantor Trust I, are referred to herein as an “Underlying Certificate”) in additional grantor trusts (each such grantor trust, including Grantor Trust I, are referred to herein as an “Underlying Trust”) that will hold additional Participation Interests, or (ii) Participation Interests to an Underlying Trust in an amount equal to the related Purchase Price Increase related to such Participation Interests (a “Purchase Price Increase Transaction”). In addition, the Purchased Certificate will be repurchased by Seller on each monthly Repurchase Date and, subject to the conditions precedent set forth in Section 9(b) of this Agreement, immediately and automatically purchased by Buyer thereafter (a “Renewal Transaction”); provided, however, that in no event shall this sentence be deemed to require that any such Renewal Transaction include (a) any Participation Interests in loans that are not Eligible Loans, or (b) any amount of the Purchase Price in excess of the Committed Amount. Each such Renewal Transaction, the Initial Transaction and each Purchase Price Increase Transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement. The Purchase Price and Repurchase Price for each Transaction shall be determined using the Market Value of the related Participation Interests owned or proposed to be owned by an Underlying Trust.

2. DEFINITIONS AND ACCOUNTING MATTERS

       (a) Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

       “Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and Freddie Mac and Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Freddie Mac and Fannie Mae servicing guides including future updates, which are in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which it owns in its own portfolio.

       “Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

       “Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

       “Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

       “Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

       “Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

       “ALTA” shall mean the American Land Title Association.

       “Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

       “Applicable Percentage” shall have the meaning set forth in the Pricing Side Letter.

       “Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

       “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage in blank, in the name of the Legal Title Trustee or, with respect to a MERS Loan, in the name of MERS.

       “Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

       “Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

       “BPO” shall mean, with respect to a Loan, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Loan or in Seller or any Affiliate of Seller and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds for a sale of the related Mortgaged Property. Each BPO shall take into account at least three (3) sales of comparable properties and at least three (3) listings of comparable properties.

       “BPO Value” shall mean with respect to a Loan, the value of such Loan set forth in the most recently obtained BPO.

       “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the States of New York, the City of New York or the city or state in which Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

       “Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

       “Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

       “Change of Control” shall mean, with respect to Seller and Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Seller or Guarantor if after giving effect to such acquisition such Person or Persons owns thirty percent (30%) or more of such outstanding shares of voting stock.

       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

       “Collection Account” shall mean the account identified in the Collection Account Control Agreement.

       “Collection Account Control Agreement” shall mean the collection account control agreement to be entered into by Buyer, Seller and Citibank, N.A. to be entered into with respect to the Collection Account as of the date hereof.

       “Commitment Fee” shall mean the Commitment Fee payable pursuant to Section 4(c)(i).

       “Commitment Fee Percentage” shall have the meaning assigned to it in the Pricing Side Letter.

       “Committed Amount” shall have the meaning assigned to it in the Pricing Side Letter.

       “Compliance Certificate” shall mean a monthly certification delivered by Seller to Buyer in the form attached hereto as Exhibit A-1 with respect to Seller and Exhibit A-2 with respect to Guarantor.

       “Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

       “Control Bank” shall mean Citibank, N.A., its successors and permitted assigns.

       “Custodial Agreement” shall mean that certain Master Custodial Agreement dated as of May 23, 2013, among the Legal Title Trustee, the Seller, as depositor, the Program Manager, the Participation Agent and the Custodian, as amended, supplemented or modified from time to time.

       “Custodial Certification” shall have the meaning assigned thereto in the Custodial Agreement.

       “Custodian” shall mean U.S. Bank National Association, or such other entity agreed upon by Buyer and Seller from time to time, or its successors and permitted assigns.

       “Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, could become an Event of Default.

       “Dollars” or “$” shall mean lawful money of the United States of America.

       “Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

       “Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 43 hereof with respect to any or all of the Loans or Seller or related parties, as desired by Buyer from time to time.

       “Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied or waived in writing by Buyer.

       “Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

       “Eligible HELOC” shall have the meaning assigned thereto in the Pricing Side Letter.

       “Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

       “Eligible Manufactured Housing Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

       “Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

       “ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller is a member.

       “Equity Interests” shall mean with respect to any Person, (a) any share or interest in Capital Stock (including any participation interest or divided ownership or profit sharing interest however denominated) in such Person, whether voting or nonvoting, and whether or not such share, warrant, option right or other interest is authorized or otherwise existing as of any date of determination, (b) any warrant, option or other right for the purchase or acquisition from such Person of any share or interest described in (a) above, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership interest in such Person (including partnership, member or trust interests therein).

       “Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

       “Event of Default” shall have the meaning provided in Section 18 hereof.

       “Executive Order” shall mean Executive Order 13224-- Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

       “Exception” shall have the meaning assigned thereto in the Custodial Agreement.

       “Exception Report” shall mean the exception report prepared by Custodian pursuant to the Custodial Agreement.

       “Excess Margin Notice” shall have the meaning assigned thereto in Section 6(c) hereof.

       “Fannie Mae” shall mean Fannie Mae, or any successor thereto.

       “Foreclosure Referred Loan” shall mean any delinquent Loan which has been referred to an attorney for the commencement of a either a judicial or non-judicial foreclosure proceeding.

       “Freddie Mac” shall mean Freddie Mac, or any successor thereto.

       “Funding Notice” shall mean Buyer’s agreement to enter into a Transaction requested by Seller pursuant to a Transaction Notice. Such Funding Notice shall specify the Participation Interests to be added to an Underlying Trust that Buyer has agreed to include in such Transaction, the fields set forth on Exhibit 9 to the Custodial Agreement, as applicable, with respect to the Initial Transaction, the related Purchase Date and Repurchase Date and the related Purchase Price for the Initial Transaction, with respect to any other Transaction, the related Purchase Price Increase for such Transaction, and any other terms of such Transaction agreed upon between the Seller and Buyer.

       “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

       “Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

       “Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

       “Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

       “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

       “Guarantor” shall mean ZAIS Financial Corp., a Maryland corporation, as Guarantor under the Guaranty.

       “Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, by Guarantor in favor of Buyer, as such agreement may be amended from time to time in accordance with its terms. The Guaranty shall be a full-recourse Guarantee with respect to all of the Seller’s Obligations hereunder.

       “Income” shall mean, with respect to any Participation Interest, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of the related Loan or other disposition thereof), rent and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to the related Loan.

       “Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

       “Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

       “Initial Purchase Date” has the meaning assigned thereto in Section 1.

       “Initial Transaction” has the meaning assigned thereto in Section 1.

       “Instruction Letter” shall mean a letter agreement between Seller and each Subservicer or interim servicer of the Loans related to the Participation Interests substantially in the form of Exhibit D attached hereto, in which such Persons acknowledge Buyer’s interest in the Loans, and agree to remit any collections with respect to the Loans as Buyer may so direct from time to time, which Instruction Letter may be delivered by Buyer to such Subservicer in its sole discretion.

       “Insurance Proceeds” shall mean with respect to each Loan, proceeds of insurance policies insuring such Loan or the related Mortgaged Property.

       “Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date.

       “Interest Rate Adjustment Date” means with respect to each Adjustable Rate Loan, the date, specified in the related Note and the Loan Schedule, on which the Mortgage Interest Rate is adjusted.

       “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

       “Legal Title Trustee” shall mean U.S. Bank National Association as Legal Title Trustee on behalf of the Legal Title Trust.

       “Legal Title Trust” shall mean the ZFC Legal Title Trust I created pursuant to the Legal Title Trust Agreement.

       “Legal Title Trust Agreement” shall mean that certain Legal Title Trust Agreement dated as of May 23, 2013, among the Legal Title Trustee, the Seller, as depositor, the Program Manager and the Participation Agent.

       “LIBO Base Rate” shall mean the rate determined daily by Buyer on the basis of the “BBA’s Interest Settlement Rate” offered for one-month U.S. dollar deposits, as such rate appears on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m. (London time) on such date (rounded to five decimal places) provided that if such rate does not appear on Bloomberg L.P.’s page “BBAM” as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Bloomberg L.P.’s page “BBAM”; provided further that if such rate is no longer set on Bloomberg L.P.’s page “BBAM”, the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion for use under this Agreement and comparable facilities provided by Buyer through Residential Mortgage Finance, a division of Citi Global Securitized Markets, which rates have performed or are expected by Buyer to perform in a manner substantially similar to the rate appearing on Bloomberg L.P.’s page “BBAM”, and which rate will be communicated to Seller. Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBO Base Rate on a daily basis.

     “LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded to five decimal places), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

LIBO Base Rate
1.00 – LIBO Reserve Requirements

     The LIBO Rate shall be calculated daily.

     “LIBO Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

     “Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

     “Liquidity” means with respect to Guarantor, the sum of (i) its unrestricted cash, (ii) its unrestricted Cash Equivalents and (iii) the market value of unencumbered Agency securities.

     “Loan” shall mean a first lien mortgage loan, which is held by Custodian on behalf of the Legal Title Trust pursuant to the Custodial Agreement, a Participation Interest in which is owned by an Underlying Trust, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents, (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.

     “Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.

     “Loan Schedule” shall mean a hard copy or electronic format incorporating the fields reasonably required by Buyer, which shall include with respect to each Loan to be included in a Transaction without limitation: (i) the Loan number, (ii) the Mortgagor’s name, (iii) the original principal amount of the Loan, (iv) the current principal balance of the Loan and (v) any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

     “Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

     “Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

     “Margin Excess” shall have the meaning assigned thereto in Section 6(c) hereof.

     “Margin Trigger” shall mean at any time there exists (i) any Margin Deficit equal to or greater than $500,000 or (ii) any Margin Deficit less than $500,000 while the outstanding Purchase Price hereunder is less than $10,000,000.

     “Market Value” shall have the meaning assigned thereto in the Pricing Side Letter.

     “Master Participation Agreement” shall mean that certain Master Participation Agreement dated as of May 23, 2013, among the Legal Title Trustee, the Seller, as depositor, the Program Manager and the Participation Agent, as amended, supplemented or otherwise modified from time to time.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Certificate or payment of other amounts payable in connection therewith or (f) the Purchased Items.

     “Materials of Environmental Concern” shall mean any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.

     “Maximum Aggregate Purchase Price” shall mean the sum of (i) the Committed Amount and (ii) in Buyer’s sole discretion, the Uncommitted Amount.

     “Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

     “MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

     “MERS Loan” shall have the meaning set forth in the Custodial Agreement.

     “MERS® System” shall mean MERS’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

     “MERS Procedures Manual” shall mean the MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

     “Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

     “Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a first lien on the fee simple or leasehold estate in such real property which secures the Note.

     “Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

     “Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

     “Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

     “Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

     “Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

     “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate or as to which Seller or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

     “MV Margin Amount” shall mean, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Purchase Price for such Transaction as of such date.

     “MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

     “Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP.

     “Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

     “Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

     “Obligations” shall mean (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities (including, without limitation, the Commitment Fee) of Seller to Buyer, its Affiliates, Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Certificate, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve the Purchased Certificate or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on the Purchased Certificate or otherwise exercising Buyer’s rights as certificate holder of the Purchased Certificate (including terminating the Pass-Through Trust, each Underlying Trust and Legal Title Trust and realizing, holding, collecting preparing for sale, selling or otherwise disposing of the Participation Interests or Loans), or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including, without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

     “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

     “Participation Agent” shall mean U.S. Bank National Association as participation agent under the Master Participation Agreement.

     “Participation Documents” shall mean each Servicing Agreement, the Master Participation Agreement, the Pass-Through Trust Agreement, each Underlying Trust Agreement, the Legal Title Trust Agreement, and any other agreement entered into by Seller or an Affiliate of Seller in connection therewith.

     “Participation Interest” shall mean an uncertificated participation interest created pursuant to the Master Participation Agreement, representing a 100% beneficial ownership interest in a Loan.

     “Participation Interest Account” shall mean the “Sub-Participation Interest Account” held by the Participation Agent on behalf and for the benefit of the Pass-Through Trust pursuant to Article IV of the Participation Agreement.

     “Participants” shall have the meaning assigned thereto in Section 39 hereof.

     “Pass-Through Trust” has the meaning assigned thereto in Section 1.

     “Pass-Through Trust Account” shall mean the “Beneficial Interest Account” held by the Pass-Through Trustee for the Pass-Through Trust pursuant to Article IV of the Pass-Through Trust Agreement.

     “Pass-Through Trust Agreement” shall mean that certain Pass-Through Trust Agreement dated as of May 23, 2013, between the Pass-Through Trustee, the Program Manager and the Seller, as depositor, to hold Underlying Certificates.

     “Pass-Through Trustee” shall mean U.S. Bank National Association as Pass-Through Trustee on behalf of the Pass-Through Trust.

     “Pass-Through Trust Distribution Date” means the 25th day of each month, or if such day is not a Business Day, the immediately succeeding Business Day.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

     “Plan” shall mean an employee benefit or other plan established or maintained by Seller or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

     “PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

     “Post-Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.

     “Price Differential” shall have the meaning assigned thereto in the Pricing Side Letter.

     “Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

     “Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, between Seller and Buyer, as the same may be amended, supplemented or modified from time to time.

     “Program Documents” shall mean this Agreement, the Custodial Agreement, the Guaranty, each Participation Document, the Pricing Side Letter, any Instruction Letters, the Collection Account Control Agreement and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

     “Program Manager” shall mean ZAIS Financial Partners, L.P.

     “Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

     “Prohibited Person” shall mean any Person:

     (i) listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order;

     (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

     (iii) with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

     (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

     (v) that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

     (vi) who is an Affiliate of a Person listed above.

     “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     “Purchase Date” shall mean, the date on which the Purchased Certificate is sold by Seller to Buyer in a Transaction hereunder, including the Initial Purchase Date, and the date of any Purchase Price Increase.

     “Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

     “Purchase Price Decrease” shall mean a decrease in the outstanding Purchase Price for the Purchased Certificate that results from the payment by Seller of all or a portion of the outstanding Purchase Price.

     “Purchase Price Decrease Date” shall mean the date upon which the Buyer and Seller effectuate a Purchase Price Decrease.

     “Purchase Price Increase” shall mean an increase in the Purchase Price for the Purchased Certificate based upon the Legal Title Trust acquiring additional Loans and an Underlying Trust acquiring the related Participation Interests, as requested by Seller pursuant to Section 3(a) hereof, to which such portion of the Purchase Price is allocated.

     “Purchased Certificate” shall have the meaning assigned thereto in Section 1.

     “Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

     “Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

     “Records” shall mean, with respect to any Loan, the Loan Documents and the Servicing Records.

     “Renewal Transaction” has the meaning assigned thereto in Section 1.

     “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, ..24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

     “Repurchase Date” shall mean the earliest to occur of (i) the 15th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Funding Notice, (iii) the date determined by application of Section 19, as applicable, or (iv) the Termination Date. In no event shall the Repurchase Date for any Transaction occur after the Termination Date.

     “Repurchase Price” shall mean with respect to a Transaction, the price at which the Purchased Certificate is to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price and any unpaid Price Differential as of the date of such determination.

     “Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

     “Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

     “Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.

     “Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit F hereto.

     “Servicer” shall mean Fay Servicing, LLC in its capacity as servicer of the Loans, or another servicer of the Loans approved by Buyer, and any interim servicer of one or more Loans during any related interim servicing period that does not exceed sixty (60) days.

     “Servicer Termination Event” shall mean (i) it is discovered that the collection practices used by a Servicer with respect to one or more of the Loans have not been, in all material respects, legal, proper, prudent and customary in the residential mortgage loan servicing business or in accordance with the terms of each Mortgage and the related Note or otherwise in material compliance with the related Servicing Agreement or (ii) Servicer does not maintain all consents, licenses and approvals necessary to service the Loans.

     “Servicing Agreement” shall mean the Flow Servicing Agreement, dated as of May 23, 2013, among the Legal Title Trustee, the Program Manager, the Participation Agent and the Servicer, as such agreement may be amended from time to time, or another servicing agreement approved by Buyer, and any interim servicing agreement or document containing interim servicing provisions with respect to an interim servicer of one or more Loans during the related interim servicing period; provided, that no interim servicing period shall exceed sixty (60) days.

     “Servicing File” shall mean with respect to each Loan, the file retained by Servicer on behalf of Seller consisting of all documents that a prudent servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans, including any and all documents required to be delivered pursuant to any of the Program Documents.

     “Servicing Records” shall have the meaning assigned thereto in Section 42(b) hereof.

     “Servicing Rights” shall mean contractual, possessory or other rights of Seller or any other Person to service a Loan, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Loan or to possess related Servicing Records, including the right to terminate any servicing agreement without cause and free and clear of any obligations (including the obligation to repay or reimburse any servicing advances), costs or fees.

     “Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties.

     “Subservicer” shall have the meaning provided in Section 9(b)(xi) hereof.

     “Subservicing Agreement” shall have the meaning provided in Section 42.

     “Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     “Tangible Net Worth” shall mean, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

     “Termination Date” shall mean May 29, 2014, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

     “Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and less the amount of any non-recourse debt, including any securitization debt.

     “Transaction” has the meaning assigned thereto in Section 1.

     “Transaction Notice” shall mean Seller’s request to enter into a Transaction (other than a Renewal Transaction) delivered to Buyer pursuant to the terms of this Agreement, specifying the Loans, the Participation Interests of which will be transferred to the related Underlying Trust, that Seller requests to include in the determination of the Purchase Price or Purchase Price Increase, as applicable, for the Transaction, and any loan-level details as agreed reasonably required by Buyer in connection with such Transaction. Each Transaction Notice shall have attached thereto an electronic data file with all required loan-level information.

     “Transferor” shall mean the related seller or transferor of Loans to Seller.

     “Uncommitted Amount” shall have the meaning provided in the Pricing Side Letter.

     “Underlying Trust” shall have the meaning assigned thereto in Section 1.

     “Underlying Trust Account” shall mean the “Beneficial Interest Account” held by the Underlying Trustee for the related Underlying Trust pursuant to Article IV of the related Underlying Trust Agreement.

     “Underlying Trust Agreement” shall mean each Underlying Trust Agreement to be entered into between the Underlying Trustee and the Seller, as depositor, to hold Participation Interests, which agreement has been approved by Buyer.

     “Underlying Trustee” shall mean U.S. Bank National Association as underlying trustee on behalf of each Underlying Trust.

     “Underlying Trust Distribution Date” shall mean the 25th day of each month, or if such day is not a Business Day, the immediately succeeding Business Day.

     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

     “USC” shall mean the United States Code, as amended.

     (b) Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

     (c) Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including, without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

     Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

     A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.

     References in this Agreement and in the other Program Documents to the ownership of one or more Loans by the Legal Title Trust shall be interpreted to mean the ownership of such Loans by the Legal Title Trustee on behalf of the Legal Title Trust. Similarly, references in this Agreement and in the other Program Documents to the ownership of one or more Participation Interests by an Underlying Trust shall mean the ownership of such Participation Interests by the trustee of such Underlying Trust on behalf of the Legal Title Trustee.

     This Agreement is the result of negotiations between, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Loans, any other Person, the Participation Interests or the Loans themselves.

3. THE TRANSACTIONS

     (a) Subject to the terms and conditions of the Program Documents, on the Initial Purchase Date, Buyer shall, upon the terms and conditions set forth herein, purchase the Purchased Certificate against the transfer of funds by Buyer in an amount equal to the Purchase Price, with a simultaneous agreement by Buyer to transfer to Seller the Purchased Certificate on the Repurchase Date, against the transfer of funds by Seller, in an amount equal to the Repurchase Price. In addition, Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount as requested by Seller, from time to time, upon the terms and conditions set forth herein, enter into transactions in which Seller transfers either (i) additional Underlying Certificates in one or more additional Underlying Trusts that hold additional Participation Interests or (ii) additional Participation Interests to an existing Underlying Trust in an amount equal to the related Purchase Price Increase related to such additional Participation Interests, subject to Transactions not to exceed the Maximum Aggregate Purchase Price. Buyer shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount, which Transactions shall be entered into in the sole discretion of Buyer. Unless otherwise agreed by Buyer, all Transactions hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

     (b) Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction (other than a Renewal Transaction) by delivering (i) to Buyer a Transaction Notice, (ii) to Buyer and Custodian an estimate of the Purchase Price or an estimate of the Purchase Price Increase, as applicable (which estimate, in each case, may be included in a Transaction Notice), (iii) to Custodian, the Mortgage Files for each such Eligible Loan, a Participation Interest in which is proposed to be held by an Underlying Trust and included in a Transaction by the times set forth in the Custodial Agreement, each in accordance with the times specified in the Custodial Agreement, and (iv) to Buyer, the original Custodial Certification issued by the Custodian without Exceptions, unless any such Exceptions have been otherwise approved by Buyer. Any Renewal Transaction shall be subject to the same terms and conditions specified in the original Transaction Notice unless an updated Transaction Notice is delivered to Buyer and agreed to by Buyer; provided, that if no updated Transaction Notice is delivered, the “Repurchase Date” for such Renewal Transaction shall be deemed to be the next monthly Repurchase Date or such earlier date on which a Repurchase Date may occur pursuant to the definition of “Repurchase Date” herein.

     Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price or Purchase Price Increase, as applicable, Pricing Rate, Repurchase Date and the related Underlying Trust. In addition, each Transaction Notice shall set forth the related Purchase Price allocable to each individual Loan related to the Participation Interests. Each Transaction Notice shall include a Loan Schedule in respect of the Loans related to Participation Interests that are proposed to be transferred to an Underlying Trust.

     Buyer shall notify the Seller of its agreement to enter into a Transaction (other than a Renewal Transaction) and confirm the terms of such Transaction, by delivering to Seller a Funding Notice specifying the Loans related to Participation Interests that are proposed to be transferred to an Underlying Trust, and any other terms of the related Transaction. In the event of a conflict between the terms set forth in the Transaction Notice delivered by Seller to Buyer and the terms set forth in the related Funding Notice delivered by Buyer to Seller, the terms of the related Funding Notice shall control. In the event of a conflict between the terms set forth in this Agreement and the terms set forth in any Funding Notice, the terms of such Funding Notice shall control to the extent that the Funding Notice notes such conflict and specifies that the Funding Notice shall control.

     By entering into a Transaction with Buyer, the Seller consents to the terms set forth in the related Funding Notice. The Funding Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Funding Notice relates. With respect to any Renewal Transaction, the terms of such Transaction shall be as set forth in the original Funding Notice for such Transaction, unless Buyer delivers an updated Funding Notice with respect to such Transaction.

     (c) In accordance with the times specified in the Custodial Agreement, upon Seller’s request to enter into a Transaction, Seller will cause Custodian to deliver to the Buyer, with a copy to the Legal Title Trustee on behalf of the Legal Title Trust, an original Custodial Certification issued by the Custodian showing that the related Mortgage Files for each Loan are held by the Custodian under the Custodial Agreement without Exceptions, unless otherwise approved by Buyer. The original Custodial Certifications shall be delivered to 540/580 Crosspoint Parkway, Getzville, New York 14068, Attention: Peter Szalowski for the account of Citibank, N.A., telephone number (716) 730-7086, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service. In addition, in accordance with the times specified in the Custodial Agreement, Seller will deliver to Buyer or cause Custodian to deliver to Buyer on each Business Day, via Electronic Transmission acceptable to Buyer, an electronic data file with respect to all Loans held by Custodian on behalf of the Legal Title Trust subject to a Transaction and an Exception Report showing the status of all Loans then held by Custodian for the Legal Title Trust, including but not limited to the Loans which are subject to Exceptions, and the time the related Loan Documents have been released in accordance with the terms of the Custodial Agreement.

     (d) Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b), as applicable, have been met, and provided no Default shall have occurred and be continuing, enter into a Transaction for the purchase of the Purchased Certificate or for a Purchase Price Increase by transferring to Seller, via wire transfer, to the following account maintained by Seller at Wells Fargo Bank Minnesota, N.A., ABA # 121000248, BNF 0000840245, BNF Trust Wire Clearing, OBI: ZFC Trust/Acc# 25279305, the Purchase Price or the Purchase Price Increase, as applicable, in immediately available funds on the related Purchase Date and not later than the related time set forth in the Custodial Agreement. Seller acknowledges and agrees that the Purchase Price or Purchase Price Increase paid in connection with any Participation Interests related to any Transaction includes a mutually negotiated premium allocated to the portion of the related Loans that constitutes the related Servicing Rights, which Servicing Rights shall be held by the Legal Title Trust for the benefit of the owners of the Participation Interest related to such Loans.

     (e) Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

     (i) Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein;

     (ii) Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely to adequately cover the cost to Buyer of purchasing and holding the Participation Interests hereunder; or

     (iii) it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Base Rate;

then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into Transactions with respect to additional Participation Interests hereunder, and Seller shall, at its option, either repurchase the Purchased Certificate at the Repurchase Price or pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Purchased Certificate.

     (f) Seller shall repurchase the Purchased Certificate from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Loan, the Participation Interest of which is held by an Underlying Trust.

     (g) Provided that the applicable conditions in Section 9(b) have been satisfied and provided further no Default shall have occurred and be continuing, unless Buyer is notified by the Seller to the contrary not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date, on each related Repurchase Date the Purchased Certificate shall automatically and immediately become subject to a new Transaction. In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

     (h) [Reserved]

     (i) If Seller intends to repurchase any Purchased Certificate or pay the portion of the Repurchase Price allocable to any Participation Interests on any day which is not a Repurchase Date, Seller shall give prior written notice thereof to Buyer by 2:00 p.m. (New York City time) on the date of repurchase. If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.

     (j) If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

     (i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder; or

     (iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable; provided, that any such determination under this Section 3(i) shall be consistent with determinations made by Buyer in respect of similar loan facilities.

     If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall, upon notice from Buyer of such additional amounts, promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for any such reduction that was incurred by Buyer within ninety (90) days of Buyer’s notice thereof; provided, that any such determination under this Section 3(i) shall be consistent with determinations made by Buyer in respect of similar loan facilities.

     If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4. PAYMENTS; COMPUTATION; COMMITMENT FEE

     (a) Payments. All payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer, except to the extent otherwise provided herein, at the following account maintained by Buyer at Citibank, New York, Account Number 36855692, For the A/C of Citibank, N.A., ABA# 021000089, Reference: ZAIS not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

     (b) Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable; provided, that with respect to the payment of any Price Differential on any Repurchase Date, Buyer shall provide the amount of such Price Differential at least one (1) Business Day prior to such Repurchase Date.

     (c) Commitment Fee. Seller agrees to pay to Buyer, a commitment fee from and including the Effective Date to the Termination Date, equal to (a) the Commitment Fee Percentage, multiplied by (b) the Committed Amount (the “Commitment Fee”), such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the account set forth in Section 4(a) in twelve (12) equal installments. The first installment of the Commitment Fee shall be payable on or prior to the date of this Agreement, and each subsequent installment shall be paid on a monthly basis no later than the last Business Day of each calendar month, until the Commitment Fee is paid in full. Buyer may, in its sole discretion, net any installment of the Commitment Fee that is due and payable from the proceeds of any Purchase Price paid to Seller. The Commitment Fee is and shall be deemed to be fully earned as of the date hereof and each installment shall be non-refundable when paid. In the event that the Termination Date is accelerated to a date which is prior to the payment in full of all installments of the Commitment Fee, any unpaid installments of the Commitment Fee shall be payable on the Termination Date.

5. TAXES; TAX TREATMENT

     (a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable to Buyer hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts of such Taxes paid and other evidence reasonably satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

     (b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

     (c) Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

     (d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party or under the applicable law which eliminates the U.S. withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

     (e) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

     (f) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Certificate and that the Purchased Certificate is owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

6. MARGIN MAINTENANCE

     (a) If at any time the sum of the aggregate Market Value of the Participation Interests owned by the Underlying Trusts is less than the aggregate MV Margin Amount for all outstanding Transactions (such event, a “Margin Deficit”), then Buyer may, by notice to Seller, require Seller and/or Guarantor to transfer to Buyer cash within the time period specified in clause (b) below, so that the cash and aggregate Market Value of the Participation Interests owned by the Underlying Trusts will thereupon equal or exceed the aggregate MV Margin Amount (such requirement, a “Margin Call”); provided however that neither Seller nor Guarantor shall be required to cure a Margin Deficit unless a Margin Trigger has occurred or any Default or Event of Default has occurred. Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.

     (b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof. Any notice given shall be met, and the related Margin Call satisfied, within one (1) Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller, Guarantor and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller or Guarantor.

     (c) If, after the Initial Purchase Date, the Market Value of Participation Interests owned by the Underlying Trusts is greater than the aggregate MV Margin Amount for all outstanding Transactions (such event, a “Margin Excess”), then Seller may, by one (1) Business Day’s prior written notice to Buyer (an “Excess Margin Notice”), request that Buyer transfer to Seller cash in an amount equal not to exceed the amount of such Margin Excess. Buyer shall, within one (1) Business Day of its receipt of a Margin Excess Notice, transfer to Seller cash in an amount not to exceed the amount of such Margin Excess; provided, that no Default or Event of Default has occurred and is continuing or would exist after such action by Buyer, and provided further that Buyer will not be required to take any action under this provision that would result in a Margin Deficit.

7. INCOME PAYMENTS

     (a) Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Participation Interest owned by an Underlying Trust, such Income shall be the property of Buyer. Seller shall cause (i) all Income net of applicable servicing fees and servicing advances due Servicer pursuant to the Servicing Agreement, to be deposited within two (2) Business Days of receipt to the Servicer Collection Account, (ii) the Servicer to remit such income (net of applicable servicing fees and servicing advances due Servicer pursuant to the Servicing Agreement to the extent not previously deducted) to the Participation Agent to deposit in the Participation Interest Account on each Servicer Remittance Date, (iii) the Participation Agent to remit such Income net of any applicable fees and expenses payable pursuant to the Master Participation Agreement to the Underlying Trustee to deposit in the related Underlying Trust Account prior to the Underlying Trust Distribution Date, (iv) the Underlying Trustee to remit such Income net of any applicable fees and expenses payable pursuant to the Underlying Trust Agreement to the Pass-Through Trustee to deposit in the Pass-Through Trust Account prior to the Pass Through Trust Distribution Date, and (v) the Pass-Through Trustee to remit such Income net of any applicable fees and expenses payable pursuant to the Pass-Through Trust Agreement to the Collection Account on the Pass-Through Trust Distribution Date.

     (b) So long as no Default or Event of Default is in existence, Buyer shall, or shall direct the Control Bank on the applicable Repurchase Date, to apply such Income on deposit in the Collection Account in the following order of priority: first, to Buyer, all accrued and unpaid expenses, fees and other amounts (other than the amounts specified in clauses third and fourth of this paragraph) due and payable by Seller pursuant to this Agreement; second, to pay to Buyer an amount equal to any accrued and unpaid Price Differential; third, to pay to Buyer an amount sufficient to eliminate any Margin Deficit to the extent a Margin Trigger has occurred and is continuing; and fourth, to Seller, all remaining funds. In the event that any Default or Event of Default is in existence, Buyer shall be entitled to retain all Income, or shall direct the Control Bank on the applicable Repurchase Date, to apply such Income on deposit in the Collection Account.

     Buyer shall not be obligated to take any action pursuant to the preceding clause (b) (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash sufficient to eliminate such Margin Deficit to the extent a Margin Trigger has occurred and is continuing, or (B), if an Event of Default has occurred and is then continuing at the time such Income is paid.

8. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

     (a) Seller and Buyer intend that the Initial Transaction and each Renewal Transaction hereunder be a sale to Buyer of the Purchased Certificate and not a loan from Buyer to the Seller secured by the Purchased Certificate. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes such Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants Buyer a perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired: (i) the Purchased Certificate and the rights of the Seller with respect to all Participation Interests identified on a Funding Notice or any Transaction Notice delivered by Buyer to Seller and Custodian from time to time, (ii) all interests of Seller in the related Loan Documents, including, without limitation, all promissory notes, (iii) all interests of Seller in any other collateral pledged or otherwise relating to the related Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iv) the Servicing Records, and the related Servicing Rights in connection with any Loan subject to a Participation Interest which is held by the Legal Title Trust for the benefit of the owners of the related Participation Interests, (v) all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage File or Servicing File, all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File or Servicing File, (vi) the Collection Account and all Income deposited therein relating to such Participation Interests, (vii) Seller’s right to the Participation Interest Account and all Income deposited therein, (viii) Seller’s right to each Underlying Trust Account and all Income on deposit therein, (ix) Seller’s right to the Pass-Through Trust Account and all Income on deposit therein, (x) all interests in real property collateralizing any Loans represented by Participation Interests, (xi) all other insurance policies and insurance proceeds relating to any Loans represented by Participation Interests or the related Mortgaged Property and all Insurance Proceeds and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (xii) any purchase agreements or other agreements, contracts or any related takeout commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (xiii) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (xiv) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).

     Seller acknowledges and agrees that its rights with respect to the Purchased Items (including, without limitation, any security interest Seller may have in the Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder. Seller further acknowledges that it has no rights to the Servicing Rights related to the Loans. Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that Seller is deemed to retain any residual Servicing Rights, Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove.

     (b) At any time and from time to time, upon the written request of Buyer, and at the expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Seller to the extent permitted by applicable law. This Agreement shall constitute a security agreement under applicable law.

     (c) Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 12(m) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

     (d) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including, without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items without Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if a Default shall have occurred and be continuing, to do the following:

     (i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

     (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

     (iii) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 Notices on behalf of Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

     Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. This power of attorney shall not revoke any prior powers of attorney granted by Seller.

     Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

     (e) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

     (f) If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer performs or complies, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.

     (g) Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.

     (h) All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

9. CONDITIONS PRECEDENT

     (a) As conditions precedent to the Initial Transaction, Buyer shall have received on or before the date on which such Initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

     (i) Program Documents. The Program Documents (including all exhibits, annexes and schedules related thereto) duly executed and delivered by Seller and being in full force and effect, free of any modification, breach or waiver.

     (ii) Organizational Documents. An Officer’s Certificate in substantially the form attached hereto as Exhibit E, together with a good standing certificate of Seller and Guarantor dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction, and certified copies of the charter and by-laws (or equivalent documents) of Seller and Guarantor, and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by each of Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

     (iii) Incumbency Certificate. An incumbency certificate with respect to Seller and Guarantor of the secretary of Seller or Guarantor, as applicable, certifying the names, true signatures and titles of Seller’s or Guarantor’s (as applicable) representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder.

     (iv) Legal Opinion. A legal opinion of counsel to Seller and Guarantor in form and substance acceptable to Buyer.

     (v) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.

     (vi) Fees and Expenses. Buyer shall have received all fees and expenses (including, without limitation, the Commitment Fee) required to be paid by Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

     (vii) Financial Statements. Buyer shall have received (A) the financial statements referenced in Section 12(b) and (B) the unaudited consolidated balance sheet of Guarantor as of March 31, 2013.

     (viii) Reserved.

     (ix) Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

     (x) Collection Account. Buyer shall have received evidence in form and substance satisfactory to Buyer showing the establishment of the Collection Account and compliance with the terms and conditions of the Collection Account Control Agreement.

     (xi) Servicing Agreement(s). Buyer shall have received a copy of and approved the terms of each Servicing Agreement applicable to the related Loans, in each case, as such agreement may be amended, supplemented or otherwise modified from time to time and approved by Buyer.

     (xii) Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(v) hereof.

     (xiii) Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

     (xiv) Purchased Certificate. Buyer shall have received on or before the day of the Initial Transaction, the original Purchased Certificate in the name of Buyer.

     (b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the Initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

     (i) No Default or Event of Default shall have occurred and be continuing.

     (ii) Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(w) and Schedule 1, solely with respect to Loans which have not been repurchased by the Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth and accuracy of the above, which certificates shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

     (iii) The then aggregate outstanding Purchase Price for the Purchased Certificate, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

     (iv) Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 44 hereof, Buyer shall have completed its Due Diligence Review of the Loan Documents for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to Seller, any servicer, Guarantor or such Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.

     (v) Buyer shall not have determined that any Loan or any pool of Loans is not eligible to become subject to a Transaction pursuant to the terms of this Agreement or the Program Documents.

     (vi) With respect to each additional Underlying Trust proposed by Seller to become subject to a Purchase Price Increase, Buyer shall have approved the related Underlying Trust Agreement and all other documents related to such Underlying Trust, and Seller shall have provided evidence reasonably satisfactory to Buyer that (1) the related Participation Interests have been transferred to and are held by such Underlying Trust and (2) the related Underlying Trust Certificate has been transferred and delivered to the Pass-Through Trust and is held by the Pass-Through Trust for the benefit of the Buyer.

     (vii) Buyer or its designee shall have received on or before the day of a Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	the Transaction Notice with respect to such Participation Interests, delivered pursuant to Section 3(a);

(B)	an original Custodial Certification issued by the Custodian to the Buyer with respect to the Loans related to such Participation Interests, with the Funding Notice attached; and

(C)	such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment.

     (viii) With respect to any Loan that was acquired by Seller from an Affiliate of Seller, Buyer may, in its sole discretion, require Seller to provide evidence sufficient to satisfy Buyer that such Loan was acquired in a legal sale, including, without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Buyer in its sole discretion, that such Loan was acquired in a legal sale.

     (ix) None of the following shall have occurred and/or be continuing: (i) other than with respect to a Renewal Transaction, (i) an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer that affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement, or (ii) an event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing shall have occurred or be continuing; provided, that any such determination under this Section 9(b)(ix) shall be consistent with determinations made by Buyer in respect of similar loan facilities. Seller shall be entitled to a refund of a pro-rated portion of any Commitment Fee actually paid by Seller with respect to any period after the date on which such payment and any event occurring pursuant to clause (i) or (ii) above is effective.

     (x) Reserved.

     (xi) If any Loans are serviced by a Person other than Servicer (a “Subservicer”), Buyer shall have received, no later than 10:00 a.m. two (2) days prior to the requested Purchase Date, an Instruction Letter in the form attached hereto as Exhibit D, executed by the Seller to the attention of each Subservicer and executed by such Subservicer, with the related Servicing Agreement attached thereto in form and substance acceptable to Buyer.

     (xii) Buyer shall have determined that all actions necessary or, in the reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Certificate and other Purchased Items have been taken, including, without limitation, duly executing and filing Uniform Commercial Code financing statements on Form UCC-1.

     (xiii) Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document including, without limitation the amount of any Commitment Fees then due and owing, and all of Buyer’s attorney fees and expenses and due diligence expenses then due and owing.

     (xiv) Buyer or its designee shall have received any other documents reasonably requested by Buyer.

     (xv) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

     (xvi) Seller shall have provided to Buyer copies of all due diligence (including all FICO updates, valuations, and credit and compliance related diligence) that Seller or Servicer has performed with respect to any Loans to be purchased by Buyer hereunder.

     (xvii) Seller shall have delivered to Buyer, with respect to each Mortgaged Property related to a Loan, (i) with respect to the initial Purchase Date related to such Loan, a BPO obtained by Seller no more than one hundred and fifty (150) days prior to such initial Purchase Date, (ii) thereafter, for so long as such Loan is a Delinquent Loan and subject to a Transaction hereunder, an updated BPO every one hundred and eighty (180) days from the prior BPO and (iii) thereafter, for so long as such Loan is contractually current and subject to a Transaction hereunder, an updated BPO every twelve (12) months from the prior BPO; provided, however, that Seller will provide any additional BPOs requested by Buyer from time to time in its reasonable discretion, at Buyer’s expense.

     (xviii) With respect to each Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the transfer of such Loan to the Legal Title Trust, Buyer shall have received a Security Release Certification for such Loan that is duly executed by the related secured party and the Seller. If necessary, such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to Custodian as part of the Mortgage File.

     (xix) Fees and Expenses. Buyer shall have received all fees and expenses that are due and owing and are required to be paid by Seller under the Program Documents, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

     (xx) Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

10. RELEASE OF PARTICIPATION INTERESTS

     Upon timely payment in full of the Repurchase Price then owing with respect to the Purchased Certificate and the satisfaction of all other Obligations and the termination of this Agreement, then Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Certificate and any Purchased Items solely related to the Purchased Certificate.

     With respect to any Participation Interests held by an Underlying Trust, upon timely payment in full of the Repurchase Price allocable to such Participation Interests and the satisfaction of all other Obligations (if any) then outstanding, unless a Default or an Event of Default shall have occurred and be continuing, then Buyer shall release its interest in such Participation Interests and any Purchased Items related to any such Participation Interests, unless such release would give rise to or perpetuate a Margin Deficit. No Participation Interests may be removed from an Underlying Trust unless Buyer shall have released its interest pursuant to this Section 10.

     Seller shall provide at least two (2) Business Days’ prior written notice to Buyer if any repurchase or removal pursuant to this Section 10 shall occur on any date other than the Repurchase Date. If any release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and prior to such release, Seller shall thereupon satisfy the Margin Call to the extent a Margin Trigger has occurred and is continuing or shall occur upon such release in the manner specified in Section 6.

11. RELIANCE

     With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

12. REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer that throughout the term of this Agreement:

     (a) Existence. Each of Seller and Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

     (b) Financial Condition. Seller has heretofore furnished to Buyer a copy of the related audited consolidated balance sheet of Guarantor and its consolidated Subsidiaries, each as at December 31, 2012 with the opinion thereon of PricewaterhouseCoopers LLP and, a copy of which has been provided to Buyer. Seller has also heretofore furnished to Buyer the related consolidated statements of income and stockholders’ equity and of cash flows for Guarantor and its Subsidiaries for the one year period ending December 31, 2012, setting forth in comparative form the figures for the previous year. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2012, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect. Guarantor has no material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or notes. Since the date of the financial statements and other information delivered to Buyer prior to the date of this Agreement, Guarantor has not sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Program Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the financial condition of Guarantor.

     (c) Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or Guarantor or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby or (iii) which seeks to prevent the consummation of any Transaction.

     (d) No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of Seller or Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller or Guarantor or any of their Subsidiaries is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller, Guarantor or any of their Subsidiaries, pursuant to the terms of any such agreement or instrument.

     (e) Action. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (f) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

     (g) Taxes. Seller has filed all Federal income tax returns and all other tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

     (h) Investment Company Act. Seller is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Seller is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

     (i) No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Seller and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

     (j) Compliance with Law. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

     (k) No Default. Seller is not in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     (l) Collateral; Collateral Security.

     (i) Immediately prior to the sale of the Purchased Certificate by Seller, Seller was the sole owner of the Purchased Certificate and had good and marketable title thereto, free and clear of all Liens, and no Person other than Seller has any interest in the Purchased Certificate. The Legal Title Trust is the sole owner and holder of each Loan subject to a Participation Interest and has good and marketable title thereto, free and clear of all Liens, and no Person other than the Legal Title Trust, each Underlying Trust and the Pass-Through Trust has an interest in any Loan. With respect to a Participation Interest, the related Underlying Trust is the sole owner of such Participation Interest and has good and marketable title thereto, free and clear of all Liens, and no Person other than the related Underlying Trust has any interest in such Participation Interest.

     (ii) The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Purchased Items.

     (iii) Upon receipt by Buyer of each Certificate in the name of Buyer, Buyer shall have a fully perfected first priority security interest therein.

     (iv) Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Purchased Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

     (m) Chief Executive Office; Chief Operating Office. Seller’s chief executive office and chief operating office on the Effective Date is located at 2 Bridge Avenue, Red Bank, NJ 07701.

     (n) Location of Books and Records. The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of Custodian.

     (o) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller or Guarantor or any of their Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby. Notwithstanding the foregoing, no breach of this subsection (o) shall occur with respect to any information, reports, financial statements, exhibits or schedules that are corrected prior to reliance thereon.

     (p) Reserved.

     (q) ERISA. Each Plan which is not a Multiemployer Plan, and, to Seller’s knowledge, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Section 13(a)(xi) hereof. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).

     (r) Licenses. Buyer will not be required as a result of purchasing the Purchased Certificate or exercising any of its rights hereunder with respect to the Purchased Certificate, to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is not currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.

     (s) Filing Jurisdictions. Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items that can be perfected by filing.

     (t) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of Seller or Guarantor or any of their Subsidiaries has a Material Adverse Effect.

     (u) Subsidiaries. All the Subsidiaries of Seller on the date hereof are listed on Schedule 3.

     (v) Loan Level Representations and Warranties; Acquisition of Loans. Each of the Loans complies with the representations and warranties listed in Schedule 1 hereto. Each Loan subject to a Participation Interest is an Eligible Loan. With respect to each Loan purchased by the Legal Title Trust from a Transferor, (a) such Loan was acquired and transferred on a true sale basis, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Loan, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller and (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code.

     (w) Due Diligence. The review and inquiries made on behalf of Seller in connection with the making of the representations and warranties listed on Schedule 1 hereto have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Seller has no knowledge of any material fact that could reasonably lead it to expect that the Market Value assigned to any Participation Interest will not be obtained or realized.

     (x) Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

     (y) No Adverse Selection. None of Seller, Guarantor or any Affiliate thereof have used selection procedures that identified the Loans subject to Participation Interests, when taken as a whole, as being less desirable or valuable than other comparable Loans owned by Seller.

     (z) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Participation Interests pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Participation Interests pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

     (aa) Seller’s Internal Mortgage Tracking System. Each printout and paper copy produced by the Seller’s internal mortgage tracking system and delivered to Buyer is true, complete and accurate.

     (bb) Servicer Approvals. Servicer and each subservicer servicing any Loans hereunder has all consents, licenses and approvals necessary to service the Loans.

     (cc) USA Patriot Act; OFAC. None of Seller, Guarantor, or any of their Affiliates is a Prohibited Person and Seller and Guarantor is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. None of Seller, Guarantor, or any of their members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Seller and Guarantor have each established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

     (dd) Anti-Money Laundering. Seller and Guarantor have complied with all applicable Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Loan for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; no Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

     (ee) Environmental Matters. No Mortgaged Property contains or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of Seller thereunder. Neither Seller nor Guarantor has knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Seller or any related Mortgagor under any Environmental Law. No Materials of Environmental Concern have been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that could reasonably be expected to give rise to liability of Seller.

     (ff) Financial Reporting. There has been no fraud that involves management or other employees who have a significant role in, the internal controls of Seller or Guarantor or any Relevant Entity over financial reporting, in each case as described in the Securities Laws.

     (gg) Participation Interests. Each Participation Interest represents a 100% beneficial ownership interest in an Eligible Loan.

     (hh) Ownership of the Purchased Certificate and Participation Interests. Immediately prior to the Initial Transaction, the Seller shall be the sole owner and holder of the Purchased Certificate, the Pass-Through Trust shall be the sole owner and holder of each Underlying Trust and, with respect to a Participation Interest, the related Underlying Trust shall be the sole owner and holder of such Participation Interest. The Purchased Certificate is not nor shall it be assigned or pledged to any Person other than Buyer, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and assign the Purchased Certificate to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge the Purchased Certificate pursuant to this Agreement and following the sale of the Purchased Certificate, Buyer will own the Purchased Certificate free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement. No Underlying Certificate is or shall be assigned or pledged to any Person other than the Pass-Through Trust, and the Pass-Through Trust has good, indefeasible and marketable title thereto. No Participation Interest is or shall be assigned or pledged to any Person other than the related Underlying Trust, and the related Underlying Trust has good, indefeasible and marketable title thereto.

13. COVENANTS OF SELLER

     Seller covenants and agrees with Buyer that during the term of this Agreement:

     (a) Financial Statements and Other Information; Financial Covenants.

     Seller shall deliver or cause to be delivered to Buyer:

     (i) As soon as available and in any event within forty-five (45) days after the end of each calendar month, the unaudited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of stockholders’ equity for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments), and consolidated statements of liquidity of Guarantor and its consolidated Subsidiaries as at the end of such period;

     (ii) As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and stockholders’ equity and of cash flows for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), and consolidated statements of liquidity of Guarantor and its consolidated Subsidiaries as at the end of such period.

     (iii) As soon as available and in any event within one hundred (100) days after the end of each fiscal year of Guarantor, the audited consolidated balance sheet of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and stockholders’ equity and of cash flows for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP, and consolidated statements of liquidity of Guarantor and its consolidated Subsidiaries as at the end of such period.

     (iv) Together with each set of the financial statements delivered pursuant to clauses (i) through (iii) above, (1) (i) a compliance certification signed by a Responsible Officer of the Guarantor in the form of Exhibit A-1 attached hereto and (ii) a compliance certification signed by a Responsible Officer of the Guarantor in the form of Exhibit A-2 attached hereto, and (2) a certificate of a Responsible Officer of Seller to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto);

     (v) Reserved;

     (vi) From time to time such other information regarding the financial condition, operations, well being or business of Seller or Guarantor as Buyer may reasonably request, within three (3) Business Days of such request;

     (vii) Reserved;

     (viii) Within fifteen (15) days after the end of each month, (i) a report of all sales, repurchase and other transactions with respect to the Participation Interests or the related Loans, (ii) a properly completed Loan Schedule with respect to each Participation Interest, (iii) servicing reports for the prior month, including static pool analyses, liquidity (cash and availability) and identification of any modifications to any Loans, (iv) servicing data feeds for the prior month detailing Loan level attributes; and (v) reports reflecting those Loans that have a scheduled foreclosure date within sixty (60) days;

     (ix) Within five (5) days after any material amendment, modification or supplement to the Servicing Agreement a certified, fully executed copy of such amendment, modification or supplement;

     (x) Promptly upon reasonable request by Buyer, information regarding assets held by Seller including information regarding asset allocation, leverage, liquidity and such other information respecting the condition or operations (financial or otherwise), of Seller;

     (xi) As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

     (A) any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

     (B) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, Guarantor or an ERISA Affiliate to terminate any Plan;

     (C) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller, Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

     (D) the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

     (E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

     (F) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

     (b) Reserved.

     (c) Existence, Etc. Seller will:

(i)	(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents; (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Purchased Items or Buyer’s interest therein, remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located; and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Buyer;

(ii)	comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)	not move its chief executive office or chief operating office from the addresses referred to in Section 12(m) unless it shall have provided Buyer 30 days prior written notice of such change;

(v)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(vi)

permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer; and

(vii)	not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Seller of its obligations under any Program Documents.

     (d) Prohibition of Fundamental Changes. Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or, other than in connection with a securitization transaction, the proceeds of which are used to pay the Repurchase Price then due and owing hereunder, sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller.

     (e) Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6 hereof to the extent a Margin Trigger has occurred and is continuing.

     (f) Notices. Seller shall give notice to Buyer promptly in writing of any of the following:

(i)

upon Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default or any event of default or default under any Program Document or other material agreement of Seller;

(ii)

upon, and in any event within three (3) Business Days after, service of process on Seller, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller (i) that question or challenge the validity or enforceability of any of the Program Documents, (ii) in which the amount in controversy exceeds $1,000,000, (iii) as to which there is a reasonable likelihood of an adverse decision and such adverse decision would result in a Material Adverse Effect or (iv) which seek to prevent the consummation of any Transaction;

(iii)

upon Seller becoming aware of any default related to any Purchased Items, any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)

upon Seller determining during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Loan;

(v)	upon the entry of a judgment or decree against Seller or any of its Subsidiaries in an amount in excess of $1,000,000;

(vi)	any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(vii)	any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person;

(viii)	any material change in accounting policies or financial reporting practices of Seller or Guarantor;

(ix)	any material change in the management of Seller or Guarantor; and

to the extent any Servicer currently has any agency of HUD approvals, notice of the revocation of any such approvals or changes to the approved servicer status with respect to the servicing of mortgage loans by Servicer or any Subservicer (including any interim servicer).

Each notice pursuant to this Section 13(f) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

     (g) Servicing. Except as provided in Section 43, Seller shall not permit any Person other than Servicer to service Loans without the prior written consent of Buyer.

     (h) OFAC. At all times throughout the term of this Agreement, Seller and Guarantor (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Loans to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.

     (i) Reserved.

     (j) Transactions with Affiliates. Other than (i) in connection with a securitization transaction, (ii) a transfer of a Participation Interest from any Underlying Trust to either the ZFC Trust REO Pass-Through Trust I or the ZFC Trust Participating Pass Through Trust I, (iii) any transfer of a Participation Interest to an Affiliate of Seller where the Market Value of the related Loan has been deemed to be zero or the transfer of such Loan to an Affiliate of Seller, or (iv) a transfer of a Participation Interest (or related Loan) that has been released by Buyer in accordance with Section 10, Seller shall not (1) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of Seller’s business and (iii) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or (2) make a payment that is not otherwise permitted by this Section (j) to any Affiliate.

     (k) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

     (l) Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

     (m) No Assignment. Seller shall not (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), the Purchased Certificate, Participation Interests or the related Loans, or (ii) enter into any agreement or undertaking restricting the right or ability of the Seller or Buyer to sell, assign or transfer the Purchased Certificate, Participation Interests or the related Loans.

     (n) Limitation on Sale of Assets. Except in connection with the Program Documents, Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person.

     (o) Limitation on Distributions. Without Buyer’s consent, Seller shall not (i) make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of Seller, whether now or hereafter outstanding, or (ii) make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

     (p) Financial Covenants of Guarantor. Guarantor shall comply with the following financial covenants: (A) the ratio of Guarantor’s Total Indebtedness to Guarantor’s Tangible Net Worth is not greater than 7:1, (B) Guarantor has Liquidity in an amount equal to not less than 3% of Guarantor’s Tangible Net Worth (the “Liquidity Baseline”); provided that no more than 25% of the Liquidity Baseline may be comprised of unencumbered Agency Securities, (C) the Tangible Net Worth of Guarantor shall not at any time decline by (i) 35% or more during any calendar year or (ii) 25% or more during any calendar quarter and (D) as of the end of the immediately preceding calendar quarter, Guarantor’s consolidated net income (excluding unrealized losses on securities and loans) for at least one (1) of the previous two (2) consecutive fiscal quarters is equal to or greater than $1.00.

     (q) Amendment of Program Documents. Seller shall not permit any amendment or modification to the Program Documents without the consent of Buyer.

     (r) Power of Attorney. Seller shall, from time to time at the request of Buyer, deliver to Buyer any powers of attorney or other documentation required by Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to Buyer in Section 8 of this Agreement.

     (s) Restricted Payments. Seller shall not make any Restricted Payments following an Event of Default.

     (t) Servicing Transmission. Seller shall provide to Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day requested by Buyer) (i) the Servicing Transmission, on an asset-by-asset basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the current month, summarizing (A) Seller delinquency and loss experience with respect to Loans serviced by Seller (including, in the case of the Loans, the following categories: current, 30-59, 60-89 and 90+), (B) any Mortgagor that is in bankruptcy and (C) any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of Loan or settlement or compromise of any claim in respect of any Loan and (ii) any other information reasonably requested by Buyer with respect to the Loans. Each monthly servicing report described above shall separately identify Loans represented by the Participation Interests and the related Purchase Date therefor.

     (u) Amendment or Compromise. In the event that Seller or anyone acting on Seller’s behalf amends, modifies or waives any term or condition of, or settles or compromises any claim in respect of, or extends the scheduled maturity date or modifies the interest rate of any item of the Loans, any such amendment, modification, waiver, settlement, compromise, extension, cancellation or discharge shall be flagged to Buyer on the Transaction Notice. Seller shall promptly provide or shall cause to be provided to Buyer, any information requested by Buyer with respect to any action taken pursuant to this paragraph. Seller shall not cancel or discharge any of the outstanding principal balance of any Loan.

     (v) Maintenance of Property; Insurance. Seller shall keep all property useful and necessary in its business in good working order and condition. Seller and each subservicer shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and as disclosed to Buyer in writing and shall not reduce such coverage without the written consent of Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

     (w) Further Identification of Purchased Items. Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.

     (x) Loans Determined to be Defective. Upon discovery by Seller of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Loan, Seller shall promptly give notice of such discovery to Buyer.

     (y) Reserved.

     (z) Reserved.

     (aa) Indebtedness. All Indebtedness incurred by Seller as of the Closing Date is set forth on Schedule 4 attached hereto.

     (bb) Business Operations. Seller shall not, without the prior written consent of Buyer, directly or indirectly alter, modify or otherwise change: (i) its current business operations; and (ii) its current mortgage loan acquisition policies and procedures.

     (cc) Maintenance of Papers, Records and Files.

(i)

Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Loan. Seller will maintain all such Records not in the possession of Custodian or Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)

Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Servicer’s possession on behalf of Buyer. If requested by Buyer, Seller shall deliver to Buyer or its designee updates of such Servicing Records at least monthly. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(iii)

For so long as Buyer has an interest in any Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)

Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

     (dd) Reserved.

     (ee) Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon Seller or upon its income and profits or upon any of its property, real, personal or mixed (including, without limitation, the Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file, on a timely basis, all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

     (ff) Use of Custodian. Without the prior written consent of Buyer, Seller shall use no third party custodian as document custodian other than Custodian with respect to the Loans.

     (gg) Change of Fiscal Year. Seller will not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.

     (hh) Delivery of Servicing Rights. With respect to the Servicing Rights appurtenant to each Loan, the Legal Title Trust shall own, and Seller shall deliver such Servicing Rights to Buyer on the related Purchase Date, and shall hold such Servicing Rights for the benefit of the related owners of the Participation Interests in such Loans, and in connection with any sale or transfer of any Participation Interest or the dissolution of any Participation Interest, the related Servicing Rights shall be transferred with the related Loan and remain appurtenant thereto, without any requirement on the owner of such Loan to pay or incur any fees or obligations to the Servicer or any other Person. In addition, such Servicing Rights shall include the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

     (ii) Establishment of Collection Account. Prior to the Initial Purchase Date, Seller shall establish the Collection Account for the sole and exclusive benefit of Buyer. With respect to the previous calendar month, on each Pass-Through Trust Distribution Date, Seller shall segregate all amounts collected on account of the Participation Interests, to be held in trust for the benefit of Buyer, and shall cause such collections to be remitted directly from the Pass-Through Trust Account to the Collection Account. Except in accordance with the terms of the Pass-Through Trust Agreement or as required for deposit into the Collection Account in accordance with this paragraph, no amounts deposited into the Pass-Through Trust Account shall be removed without Buyer’s prior written consent. Seller shall follow the instructions of Buyer with respect to the Participation Interests and deliver to Buyer any information with respect to the Participation Interests reasonably requested by Buyer.

     (jj) MERS. Legal Title Trustee and Servicer are members of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS. Seller shall cause the Servicer and the Legal Title Trustee to follow all instructions provided by Buyer with respect to any MERS Loans that are Purchased Loans, including without limitation, the removal of Purchased Loans from MERS and assignment out of MERS within two (2) Business Days of receipt of instructions from Buyer.

     (kk) Servicing Advances; Servicing Rights. No Loans shall at any time be subject to any servicing advance or servicing rights financing facility or similar agreement or facility and the servicing advances made with respect to any Loans have not been sold, assigned, transferred, pledged or hypothecated to any party or otherwise encumbered in any way. The Servicing Rights to each Loan shall be owned by the Legal Title Trust on behalf of the owner of the related Participation Interests and cannot be sold, assigned, transferred, pledged or hypothecated or otherwise encumbered in any way.

     (ll) BPO. Seller shall deliver to Buyer with respect to each Mortgaged Property related to a Loan, (i) with respect to the initial Purchase Date related to such Loan, a BPO obtained by Seller not more than one hundred fifty (150) days prior to such initial Purchase Date, (ii) thereafter, for so long as such Loan is a Delinquent Loan and subject to a Transaction hereunder, an updated BPO every one hundred and eighty (180) days from the prior BPO, and (iii) thereafter, for so long as such Loan is contractually current and subject to a Transaction hereunder, an updated BPO every twelve (12) months from the prior BPO; provided, however, that Seller will provide any additional BPOs requested by Buyer from time to time in its reasonable discretion, at Buyer’s expense.

     (mm) Reserved.

     (nn) Reserved.

     (oo) Books and Records. Guarantor shall keep or cause to be kept, in reasonable detail, books and records of Guarantor setting forth an account of Guarantor’s assets and business. Guarantor shall furnish or cause to be furnished to Buyer any other financial information regarding Guarantor reasonably requested by Buyer.

14. REPURCHASE DATE PAYMENTS

     On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15. REMOVAL OF PARTICIPATION INTERESTS

     Upon discovery by Seller of a breach of any of the representations and warranties set forth on Schedule 1 to this Agreement, Seller shall give prompt written notice thereof to Buyer. It is understood and agreed that the representations and warranties set forth in Schedule 1 with respect to the Loans shall survive delivery of the respective Mortgage Files to Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation with respect to any Participation Interest or the related Loan shall not affect Buyer’s right to demand the removal of such Participation Interest and repayment of the Repurchase Price allocable to such Participation Interest as provided under this Agreement. Seller shall, upon the earlier of Seller’s discovery or Seller receiving notice with respect to any Loan of (i) any breach of a representation or warranty contained in Schedule 1, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If on the Business Day after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof that such breach or delivery failure has not been remedied by Seller and such breach or delivery failure would cause Buyer to require the payment of the Repurchase Price allocable to such Participation Interest, the Seller shall promptly upon receipt of written instructions from Buyer pay to Buyer the outstanding Repurchase Price allocable to such Participation Interest by wire transfer to the account designated by Buyer, and upon receipt of such amount, subject to the terms of Section 10, Buyer shall consent to the removal of such Participation Interest from the related Underlying Trust.

16. PROGRAM MANAGER

     Unless a Default has occurred and is continuing, Buyer agrees that it shall not issue any instructions or directions to any Servicer, the Program Manager, the Participation Agent, the Underlying Trustee, the Pass-Through Trustee or the Legal Title Trustee. Upon the occurrence and during the continuance of an Event of Default, Buyer shall have the same rights to issue instructions or directions (i) to the Participation Agent as a Participant or the Program Manager does under the Master Participation Agreement and (ii) to the Legal Title Trustee as the Program Manager does under the Legal Title Trust Agreement. Notwithstanding the preceding two sentences, Program Manager hereby covenants and agrees to follow all instructions or directions received from Buyer, at any time during the term of this Agreement, with respect causing the Participation Agent or Legal Title Trustee (as the case may be) to remove, transfer or sell any Loan with respect to which the Market Value has been deemed less than zero by Buyer in its sole discretion.

17. ACCELERATION OF REPURCHASE DATE

     Buyer may, in its sole discretion, at any time, require a Purchase Price Decrease with respect to the Uncommitted Amount by providing written notice to Seller. Within ten (10) Business Days of receipt of such notice, Seller agrees to pay the Repurchase Price in connection with such Purchase Price Decrease to Buyer and cause the release and removal of any related Participation Interests from the related Underlying Trust in accordance with Section 10.

18. EVENTS OF DEFAULT

     Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

     (a) Seller fails to transfer the Purchased Certificate to Buyer on the applicable Purchase Date or Seller fails to cause the related Participation Interests to be owned by the related Underlying Trust (provided Buyer has tendered the related Purchase Price); or

     (b) Seller fails to repurchase the Purchased Certificate on the applicable Repurchase Date or fails to perform its obligations under Section 6; or

     (c) Seller shall default in the payment of any other amount payable by them hereunder or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for three (3) Business Days; or

     (d) Any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Loans; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

     (e) Seller shall fail to comply with the requirements of Section 13(c)(i)(A), Section 13(d), Section 13(f)(i), Section 13(m), Section 13(n), Section 13(o), Section 13(p), Section 13(dd) or Section 13(jj) hereof, and such default shall continue unremedied for a period of one (1) Business Day; Seller shall fail to comply with Section 12(bb) or Section 13(t) and such default shall continue unremedied for a period of fifteen (15) days; or Seller or Guarantor shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

     (f) Any final judgment or judgments or order or orders for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any final judgment or judgments or orders for the payment of money in excess of $5,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction over it and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or Guarantor shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

     (g) Any Participation Interest is removed from the related Underlying Trust other than in accordance with Section 10; or

     (h) Seller, Guarantor or any of their Affiliates files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller, Guarantor or any of their Affiliates, or of all or any part of Seller’s, Guarantor’s or their Affiliates’ Property; or makes an assignment for the benefit of Seller’s, Guarantor’s or their Affiliates’ creditors; or

     (i) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, Guarantor or any of their Affiliates, or of Seller’s, Guarantor’s or any of their Affiliates’ respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller, Guarantor or any of their Affiliates generally fails to pay Seller’s, Guarantor’s or any of their Affiliates’ debts as they become due; or Seller, Guarantor or any of their Affiliates is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller, Guarantor or any of their Affiliates; or any of Seller’s, Guarantor’s or their Affiliates’ Property is sequestered by court or administrative order; or a petition is filed against Seller, Guarantor, or any of their Affiliates under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

     (j) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor or any of their Affiliates, or shall have taken any action to displace the management of Seller or Guarantor or any of their Affiliates or to curtail its authority in the conduct of the business of Seller or Guarantor or any of their Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Guarantor or any of their Affiliates as an issuer, buyer or seller/servicer of loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

     (k) (i) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated (other than as agreed upon by Buyer and Seller), (ii) this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Items purported to be covered hereby or any of Seller’s material obligations (including the Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller; or

     (l) Any Material Adverse Effect shall have occurred as determined by Buyer in its reasonable discretion; or

     (m) (i) Seller, Guarantor or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller, Guarantor or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller, Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller, Guarantor or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Seller or Guarantor or any of their Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Seller or Guarantor or any of their Affiliates or could reasonably be expected to have a Material Adverse Effect; or

     (n) A Change of Control shall have occurred without the prior consent of Buyer; or

     (o) Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

     (p) Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller or Guarantor and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request; or

     (q) (i) Guarantor or any of its Subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Guarantor or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other and (ii) Guarantor or any of its Subsidiaries or Affiliates shall default under, or fail to perform as requested under, the terms of any Indebtedness (including, without limitation, any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds) of Guarantor or such other entity in excess of $5,000,000, which default or failure entitles any party to cause acceleration or require prepayment of such Indebtedness; or

     (r) Seller shall fail to cause any Income received on behalf of Seller with respect to the Purchased Certificate to be deposited into the Collection Account on the related Pass-Through Trust Distribution Date within one (1) Business Day of the date such deposit was due pursuant to the related Servicing Agreement; or

     (s) Seller fails to pay any portion of the Commitment Fee when due hereunder; or

     (t) An event of default of Guarantor shall have occurred under the Guaranty; or

     (u) Seller or Guarantor shall admit in writing its inability to, or intention not to, perform any of their Obligations or pay its debts as such debts become due, or Buyer shall have determined in good faith that Seller or Guarantor is unable to meet their commitments; or

     (v) Guarantor (i) fails to perform its obligations under Section 6 or (ii) fails to make any payment due under or pursuant to the Guaranty.

19. REMEDIES

     Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

     (a)(i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s obligations hereunder to repurchase the Purchased Certificate at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Loans subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to the Purchased Certificate shall be deemed transferred to Buyer or its designee.

     (ii) Buyer shall have the right to (A) sell or cause to be sold, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem commercially reasonable upon Buyer’s exercise of its rights as owner of the Purchased Certificate, any or all Loans with respect to such Participation Interests and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such of the Loans related to such Participation Interests, to give Seller credit for such Participation Interests (or the related Loans) in an amount equal to the Market Value of the Participation Interests (or the related Loans) against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder, provided, however, with respect to Participation Interests with a Market Value of zero, Buyer shall in its sole discretion either sell such Loans related to the Participation Interests in accordance with clause (A) of this Section 19(a)(ii) or release such Participation Interests to the Seller. Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Loans related to the Participation Interests shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

     (iii) Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(g), (h), (i) or (j).

     (iv) The parties recognize that it may not be possible to purchase or sell the Loans related to the Participation Interests upon the Buyer’s exercise of its rights as owner of the Purchased Certificate, on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Loans related to the Participation Interests may not be liquid. In view of the nature of the Purchased Certificate and Participation Interests or the related Loans, the parties agree that liquidation of a Transaction or the underlying Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating the Loans related to the Participation Interests and nothing contained herein shall obligate Buyer to liquidate the Purchased Certificate, Participation Interests or the related Loans on the occurrence of an Event of Default or to liquidate the Purchased Certificate, Participation Interests or the related Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

     (v) To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 2 days before such sale or other disposition.

     (b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Loans related to the Participation Interests, upon the Buyer’s exercise of its rights as owner of the Purchased Certificate, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer, or any of Buyer’s Affiliates, to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, or under any other agreement between the parties, or otherwise, in each case whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

     (c) Buyer shall have the right as owner of the Purchased Certificate to obtain physical possession of the Servicing Records upon Buyer’s exercise of its rights as owner of the Purchased Certificate, and all other files of Seller relating to the Loans and all documents relating to the Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

     (d) Buyer shall have the right upon Buyer’s exercise of its rights as owner of the Purchased Certificate, to direct all Persons servicing the Loans to take such action with respect to the Loans as Buyer determines appropriate. Buyer hereby agrees that Buyer shall use reasonable efforts to take all action necessary to cause the removal of the Participation Interests from each Underlying Trust and terminate each Underlying Trust and the Pass-Through Trust within sixty (60) days of any termination of this Agreement following an Event of Default.

     (e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Loans related to the Participation Interests upon the unwinding of each Underlying Trust, the Pass-Through Trust and the Legal Title Trust, and, upon the Buyer’s exercise of its rights as owner of the Purchased Certificate, the Participation Interests, the Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Participation Interests or the Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

     (f) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

     Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

     Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Loans related to the Participation Interests and any other Purchased Items or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

     Seller shall cause all sums received by them with respect to the Purchased Certificate or the Participation Interests to be deposited with such Person as Buyer may direct after receipt thereof. Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate).

20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

     No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21. NOTICES AND OTHER COMMUNICATIONS

     Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on Exhibit G hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(b) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted (i) by Electronic Transmission and followed by written notice via overnight courier or (ii) by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22. USE OF EMPLOYEE PLAN ASSETS

     No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23. INDEMNIFICATION AND EXPENSES

     (a) Seller agrees to hold Buyer, its Affiliates and each of their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including, without limitation, laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that the obligations of Seller under this Agreement are recourse obligations of Seller.

     (b) Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses (other than Taxes which are the subject of Section 5) incurred by Buyer in connection with the development, preparation, negotiation, administration, enforcement and execution of, and any amendment, waiver, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer, and (ii) all the due diligence, inspection, testing and review (including but not limited to any loan level file review of any Loans and all on-going due diligence costs) and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44 hereof; provided, however, that prior to the occurrence of a Default or Event of Default hereunder, Seller’s liability for expenses incurred by Buyer pursuant to Section 43 shall be subject to the dollar limitation provided in such section. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

     (c) If Seller fails to pay when due any costs, expenses or other amounts payable by them under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer (including, without limitation, by Buyer netting such amount from the proceeds of any Purchase Price paid by Buyer to Seller hereunder), in its sole discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

     (d) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the termination of this Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Certificate by Buyer against full payment therefor.

24. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

     Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25. REIMBURSEMENT

     All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto). Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

26. FURTHER ASSURANCES

     Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27. SEVERABILITY

     If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

28. BINDING EFFECT; GOVERNING LAW

     This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

29. AMENDMENTS

     Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller and Buyer and any provision of this Agreement may be waived by Buyer.

30. RESERVED

31. SURVIVAL

     The obligations of Seller under Sections 3(i), 5, 12, 13, 23 and 25 hereof and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans hereunder, the purchase of any Loans pursuant to a takeout commitment and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

32. CAPTIONS

     The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

33. COUNTERPARTS; ELECTRONIC SIGNATURES

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

34. SUBMISSION TO JURISDICTION; WAIVERS

     EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

     (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

     (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

     (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

     (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

35. WAIVER OF JURY TRIAL

     SELLER AND BUYER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

36. ACKNOWLEDGEMENTS

     Seller hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b) Buyer has no fiduciary relationship to Seller; and

(c) no joint venture exists between Buyer and Seller.

37. RESERVED

38. ASSIGNMENTS; PARTICIPATIONS

     (a) Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer. Buyer may assign or transfer to any bank or other financial institution that makes or invests in repurchase agreements or loans all or any of its rights and obligations under this Agreement and the other Program Documents only with the prior written consent of Seller; provided that such prior written consent shall not be required if Buyer assigns any of its rights and obligations to an Affiliate of Buyer.

     (b) Buyer may, in accordance with applicable law, sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase the Purchased Certificate, or any other interest of Buyer hereunder and under the other Program Documents, only with the prior written consent of Seller; provided that such prior written consent shall not be required if the Participant is an Affiliate of Buyer. In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof. Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(i) and 23 with respect to its participation in the Purchased Certificate and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred. For the avoidance of doubt, Seller shall continue to deal solely and directly with Buyer in connection with any rights and obligations of any Participant under this Agreement and the other Program Documents.

     (c) Buyer may furnish any information concerning Seller and Guarantor or any of their Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit C) by Seller, such Participant and Buyer and only for the sole purpose of evaluating assignments or participations and for no other purpose.

     (d) Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.

39. SINGLE AGREEMENT

     Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

40. INTENT

     Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of Title 11 of the USC, a “securities contract” as that term is defined in Section 741(7)(A)(i) of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of Title 11 of the USC. Seller and Buyer further intend that Buyer be entitled to, without limitation, the liquidation, termination, acceleration, setoff and non-avoidability rights afforded to parties such as Buyer to “repurchase agreements,” pursuant to sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code; “securities contracts,” pursuant to sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code; and “master netting agreements,” pursuant to sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code.

     It is understood that Buyer’s right to liquidate the Purchased Certificate delivered to it in connection with the Transactions hereunder and unwind each Underlying Trust, the Pass-Through Trust and the Legal Title Trust or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

41. CONFIDENTIALITY

     The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller and Buyer in strict confidence and shall not be disclosed to any third party without the consent of the other party, except for (i) disclosure to Seller’s or Buyer’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to the other party, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided, that in the case of disclosure by any party pursuant to the foregoing clauses (ii) and (iii), each party shall take reasonable actions to provide the other party with prior written notice; provided further that in the case of (iii), neither party shall file any of the Program Documents other than the Agreement and the Pricing Side Letter with the SEC or state securities office unless such party shall have provided at least five (5) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other party. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

42. SERVICING

     (a) Seller covenants to maintain or cause the servicing of the Loans to be maintained in conformity with Accepted Servicing Practices and pursuant to the Servicing Agreement. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the occurrence of a Servicer Termination Event, (ii) the termination thereof by Buyer pursuant to subsection (d) below, (iii) thirty (30) days after the last Purchase Date related to the Purchased Certificate, (iv) a Default or an Event of Default, (v) the date on which all the Obligations have been paid in full, or (vi) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Upon any such termination, Seller shall comply with the requirements set forth in Section 13(hh) as to the delivery of the Servicing Records and the physical servicing of each Loan.

     (b) With respect to all Loans, Seller agrees that the Legal Title Trust is the owner of the Servicing Rights and all servicing records with respect to the related Loans on behalf of the owners of the related Participation Interests, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”). At all times during the term of this Agreement, Seller covenants to hold or cause the Servicer to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including Custodian) at Buyer’s request or otherwise as required by operation of Section 13(hh) hereof. It is understood and agreed by the parties that prior to an Event of Default, the Seller, as servicer shall retain the servicing fees with respect to the Loans.

     (c) If any Loan related to a Participation Interest that is proposed to be purchased by an Underlying Trust on a Purchase Date is serviced by a Subservicer, or if the servicing of any Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Subservicing Agreement”) to Buyer at least three (3) Business Days prior to such Purchase Date or transfer date, as applicable, which Subservicing Agreement shall be in form and substance acceptable to Buyer. In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Loans.

     (d) In addition to the rights provided in Section 42(a), Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate Servicer or any Subservicers as servicer or subservicer, respectively, and any related Servicing Agreement, free and clear of any obligations (including, without limitation, any obligation to pay or reimburse any previous servicer for outstanding servicing advances). Upon any such termination, the Seller shall transfer or shall cause Servicer or Subservicer to transfer such servicing with respect to such Loans to Buyer or its designee, at no cost or expense to Buyer. Seller agrees to cooperate with Buyer in connection with the transfer of servicing.

     (e) Buyer shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to Servicer at any time. Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of Servicer and any Subservicer and to cause Servicer and each Subservicer to cooperate with Buyer and/or its designees in connection with any due diligence performed by Buyer and/or such designees in accordance with this Section 42(e). Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence or inspection performed pursuant to this Section 42(e) shall be paid by Buyer.

43. PERIODIC DUE DILIGENCE REVIEW

     Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than five (5) Business Days’) prior notice to Seller ) (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase the Purchased Certificate and effectuate each Purchase Price Increase from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Participation Interests, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise regenerating the information used to originate the related Loans. Buyer may underwrite the related Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to the applicable Loans in the possession, or under the control, of Seller. In addition, Buyer has the right in its reasonable discretion to perform continuing Due Diligence Reviews (including, without limitation, operational, legal, corporate and background due diligence) of Seller and Guarantor and their directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof. Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 43 and with respect to any periodic servicing due diligence requested by Buyer, shall be paid by Seller; provided, that such costs shall not exceed $25,000 per calendar year unless a Default or Event of Default shall have occurred, in which event, the dollar limitation described in this proviso shall not apply.

44. SET-OFF

     In addition to any rights and remedies of Buyer provided by this Agreement and by law, upon the occurrence of a Default, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Upon the occurrence of a Default, Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Seller against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application. For purposes of this Section 44 only, any Affiliate of Buyer referred to herein shall mean Citigroup Global Markets Realty Corp.

45. ENTIRE AGREEMENT

     This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ZFC TRUST, a Maryland real estate investment
trust, as Seller

By: /s/ Michael F. Szymanski
Name: Michael F. Szymanski
Title: Trustee

CITIBANK, N.A. as Buyer

By: /s/ Susan Mills
Name: Susan Mills
Title: Vice President

ACKNOWLEDGED AND AGREED:

ZAIS FINANCIAL CORP., as Guarantor

By: /s/ Michael F. Szymanski
Name: Michael F. Szymanski
Title: President

SOLELY WITH RESPECT TO SECTION 16:

ZAIS FINANCIAL PARTNERS, L.P., as
Program Manager

By: ZAIS Financial Corp., its General Partner

By: /s/ Michael F. Szymanski
Name: Michael F. Szymanski
Title: President